Exhibit 10.3
FORM AGREEMENT OF RESTRICTIVE COVENANTS AND OTHER
OBLIGATIONS
          This Agreement of Restrictive Covenants and Other Obligations (the “Agreement”) is entered into by and between Willis Group Holdings Public Limited Company (the “Company”) and [INSERT NAME] (the “Optionee”) to be effective as of [INSERT DATE].
RECITALS
          Whereas, Optionee is employed by a subsidiary of the Company;
          Whereas, subject to approval by the Company’s Share Award Committee, Optionee has been designated to receive certain awards under the Company’s Long Term Incentive Plan in the form of (i) a performance-based option grant for a specified number of ordinary shares of the Company (the “Option”) and (ii) a performance-based deferred cash award and a time-based deferred cash award (the “Cash Awards”);
          Whereas, the Option is subject to the terms and conditions of the Willis Group Holdings 2001 Share Purchase and Option Plan (the “Plan”), an option agreement, and this Agreement and in consideration of the Option grant, Optionee shall enter into and acknowledge his or her agreement to the terms and conditions of the Plan, the option agreement and this Agreement;
          Whereas, the Cash Awards are subject to a vesting schedule and other terms and conditions as Company may specify, including, but not limited to, that Optionee shall enter into and acknowledge his or her agreement to the terms and conditions of this Agreement to be eligible for the Cash Awards;
          Whereas, Optionee acknowledges and agrees that he or she desires to receive the (i) Option and understands and agrees such Option is subject to the terms and conditions set forth in the Plan, the option agreement and this Agreement and (ii) Cash Awards and understands and agrees that such Cash Awards are subject to, among other things, this Agreement and such other written agreements and documentation as the Company or the Employer may require;
          NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and for other valuable consideration, in particular the Option and the Cash Awards, the sufficiency of which is acknowledged in this recital and within Section 5.4 below, the parties hereby agree as follows:
AGREEMENT
1.	Section 1 — Recitals
The Recitals set forth above are an integral part of this Agreement, and are incorporated herein by reference.

2. Section 2 — Definitions
2.1	“Business” shall mean insurance brokerage, reinsurance brokerage, surety brokerage, bond brokerage, insurance agency, underwriting agency, managing general agency, risk management, claims administration, self-insurance, risk management consulting or other business performed by the Restricted Group.

2.2	“Competitor” shall mean any business principally engaged in insurance brokerage, reinsurance brokerage, surety brokerage, bond brokerage, insurance agency, underwriting agency, managing general agency, risk management, claims administration, self-insurance, risk management consulting or other business which is either performed by the Restricted Group or is a business in which the Restricted Group has taken steps toward engaging. It is further provided that Competitor includes, but is not limited to, the following businesses and their respective subsidiaries and/or other affiliates: Aon Corporation, Arthur J Gallagher & Co and Marsh Incorporated.

2.3	“Confidential Information” shall mean all trade secrets and non-public information concerning the financial data, strategic business plans, and other non-public, proprietary, and confidential information of the Company or any of its Subsidiaries.

2.4	“directly or indirectly” shall mean Optionee acting either alone or jointly with or on behalf of or by means of any other person, firm or company (whether as principal, partner, manager, employee, contractor, director, consultant, investor or similar capacity).

2.5	“Employer” shall mean the Subsidiary that employs Optionee. If the Company ever becomes an employer of Optionee, then the term Employer shall refer to the Company.

2.6	“Employment Agreement” shall mean the contractual terms and conditions which govern the employment of Optionee by Employer.

2.7	“Garden Leave” shall mean any period during any notice period where Employer requires Optionee to remain available to respond to questions and requests from the Employer, but not to enter into the office(s) of the Restricted Group without the prior written consent of Employer.

2.8	“Key Personnel” shall mean any person who is at the date Optionee ceases to be an employee of Employer or was at any time during the period of twelve months prior to that date employed by the Restricted Group and who was an employee with whom Optionee had dealings other than in a minimal and non-material way and who was employed by or engaged in the Business in an executive or senior managerial capacity, or was an employee with insurance, reinsurance or other technical expertise.

2.9	“Option” shall have the meaning as set forth in the recitals.

2.10	“Plan” shall have the meaning set forth in the recitals.

2.11	“Relevant Area” shall mean: such country or countries in which Optionee has carried on Business on behalf of the Company or any of its Subsidiaries in which Optionee has been involved or concerned or worked on other than in a minimal and non-material way at any time during the period of 12 months prior to the date on which Optionee ceases to be employed by Employer.
2.12	“Relevant Client” shall mean any person, firm or company who or which at any time during the period of twelve months prior to the date on which Optionee ceases to be employed by Employer is or was a client or customer of the Company or any of its Subsidiaries or was in the habit and/or practice of dealing under contract with the Company or any of its Subsidiaries and with whom or which Optionee had dealings related to the Business (other than in a minimal and non-material way) or for whose relationship with the Company or any of its Subsidiaries Optionee had responsibility at any time during the said period.

2.13	“Relevant Period” shall mean the period of twelve months following the date on which Optionee ceases to be employed by Employer reduced by the length of any period of Garden Leave observed by Optionee at the instruction of Employer.

2.14	“Relevant Prospect” shall mean any person, firm or company who or which at any time during the period of twelve months prior to the date on which Optionee ceases to be employed by Employer was an active prospective client of the Company or any of its Subsidiaries with whom or with which Optionee had dealings related to the Business (other than in a minimal and non-material way).

2.15	“Restricted Group” shall mean the Company and its Subsidiaries, as in existence during Optionee’s employment with Employer and as of the date such employment ceases.

2.16	“Subsidiary” shall mean a direct and/or indirect subsidiary of the Company as well as any associate company which is designated by the Company as being eligible for participation in the Plan.
Section 3 — Non-Solicit and Other Obligations
3.1	Optionee acknowledges that by virtue of his or her senior management position and as an employee of Employer, Optionee has acquired and will acquire knowledge of Confidential Information of the Restricted Group and their Business. Optionee further acknowledges that the Confidential Information which the Restricted Group has provided and will provide to Optionee would give Optionee a significant advantage if Optionee were to directly or indirectly be engaged in any Business at a Competitor of the Restricted Group.

3.2	Without the Company’s prior written consent, Optionee shall not directly or indirectly, at any time during or after Optionee’s employment with any Employer, disclose any Confidential Information and shall use Optionee’s best efforts to prevent the taking or disclosure of any Confidential Information, except as reasonably may be required to be disclosed by Optionee in the ordinary performance of his or her duties for Employer or as required by law.

3.3	Optionee shall provide a minimum of six months notice or such notice contained in Optionee’s Employment Agreement, whichever is the longer, in the event of his or her resignation from employment with Employer. Optionee shall provide a written resignation letter to Employer prior to the commencement of any such notice period. To the extent allowed by applicable law, Optionee may be placed on Garden Leave for all or any portion of any notice period. During the notice period, whether or not Optionee is on Garden Leave, Optionee shall remain an employee of Employer and shall continue to receive Optionee’s full salary and benefits.

3.4	The Company or Employer shall have the discretion to apply a shorter period than the six-month period set forth in 3.3.

3.5	Optionee shall not, for the Relevant Period, directly or indirectly:
3.5.1 within the Relevant Area, solicit any Relevant Client or Relevant Prospect for the purposes of any Business which competes or will compete or seeks to compete with the Restricted Group;
3.5.2 within the Relevant Area, accept, perform services for, or deal with any Relevant Client or Relevant Prospect for the purposes of any Business which competes or will compete or seeks to compete with the Restricted Group;
3.5.3 solicit for employment or entice away from the Restricted Group any Key Personnel; or
3.5.4 employ or engage or endeavour to employ or engage any Key Personnel.
3.6	To the extent Optionee is a party to an employment agreement or other agreement with the Restricted Group that contains post-employment restrictions, those post-employment restrictions shall run concurrently with the post-employment restrictions contained in this Section 3.

3.7	Optionee acknowledges that the provisions of this Section 3 are fair, reasonable and necessary to protect the goodwill and interests of the Restricted Group.
Section 4 — Governing Law & Jurisdiction
4.1	This Agreement shall be governed by and construed in accordance with the laws of the jurisdiction in which Optionee is employed by Employer.

4.2	The courts of the jurisdiction in which Optionee is employed by Employer shall have jurisdiction to hear any suit, action or proceeding and to settle any disputes which may arise out of or in connection with this Agreement and for such purposes the parties hereto irrevocably submit to the jurisdiction of such courts.
Section 5 — Consideration, Severability, Beneficiaries & Effect on other agreements
5.1	Optionee acknowledges that the covenants and undertakings he or she has made herein, including those made in Section 3, are being given for the benefit of the Restricted Group, including Employer, and may be enforced by the Company and/or by its Subsidiaries on behalf of all or any of them and that such Subsidiaries are intended beneficiaries of this Agreement.

5.2	The parties acknowledge that the provisions of this Agreement are severable. If any part or provision of this Agreement shall be determined by any court or tribunal to be invalid, then such partial invalidity shall not cause the remainder of this Agreement to be or become invalid. If any provision hereof is held unenforceable on the basis that it exceeds what is reasonable for the protection of the goodwill and interests of the Restricted Group, but would be valid if part of the wording were modified or deleted, as permitted by applicable law, then such restriction or obligation shall apply with such deletions or modifications as may be necessary to make it enforceable.

5.3	Optionee acknowledges that he or she remains bound by any Employment Agreement or any other agreement entered into by Optionee with the Restricted Group and this Agreement shall be in addition to, and not in place of any such agreements. Optionee further acknowledges that in the event of any breach by Optionee of any provision contained in such agreements or this Agreement, the Company and/or any Subsidiary may, in their discretion, enforce any term and condition of those agreements and/or this Agreement.

5.4	Optionee acknowledges that the Option and Cash Awards, separately and/or together, constitute adequate consideration to support the covenants and promises made by Optionee within this Agreement.
Section 6 — Miscellaneous
6.1	This Agreement may not be modified except by written agreement signed by both parties hereto.

6.2	The rights of the Restricted Group under this Agreement shall inure to the benefit of any and all of its/their successors, assigns, parent companies, sister companies, subsidiaries and other affiliated corporations.

6.3	The waiver by either party of any breach of this Agreement shall not operate or be construed as a waiver of that party’s rights on any subsequent breach.

6.4	Optionee acknowledges and agrees that Optionee shall be obliged to draw the provisions of Section 3 to the attention of any third party who may, at any time before or after the termination of Optionee’s employment with Employer, offer to employ or engage him and for or with whom Optionee intends to work within the Relevant Period.

6.5	The various section headings contained in this Agreement are for the purpose of convenience only and are not intended to define or limit the contents of such sections.

6.6	This Agreement may be executed in one or more counterparts, each of which shall constitute an original and all of which taken together shall constitute one and the same document. This Agreement will be binding, notwithstanding that either party’s signature is displayed only on a facsimile copy of the signature page.

6.7.	Any provisions which by their nature survive termination of this Agreement, including the obligations set forth in Sections 3 and 4 shall survive termination of this Agreement.
          IN WITNESS WHEREOF, the parties hereto have executed this Agreement to become effective as of the date first above written.
Signed for and on behalf of
Willis Group Holdings Public Limited Company by:

/s/ Adam Ciongoli Name: Adam Ciongoli
Title: Company Secretary Date: [INSERT DATE]

Optionee:

Signature:

Print Name:

Date: